Exhibit  99.1

Kirkland’s Inc. Accelerates New Era with Strategic Leadership Appointments to Advance Transformation as The Brand House Collective

Andrea Courtois Named Chief Financial Officer, Succeeding Mike Madden

NASHVILLE, Tenn. (July 1, 2025) — Kirkland’s, Inc. (Nasdaq: KIRK) (“Kirkland’s” or the “Company”), today announced a series of leadership appointments underscoring the Company’s strategic shift and new phase of transformation as The Brand House Collective, Inc. (“The Brand House Collective”) reflecting the Company’s reinvention into a multi-brand merchandising, supply chain and retail operator leading the brick & mortar vision and strategy for Kirkland’s Home along with Beyond, Inc.’s (“Beyond”) growing portfolio of iconic home and family brands, inclusive of Bed Bath & Beyond, Overstock and buybuy Baby.

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Andrea Courtois will join as SVP, Chief Financial Officer effective July 21, 2025, succeeding Mike Madden, who plans to pursue other opportunities but will remain in an advisory position until August 15, 2025 to facilitate a smooth transition. Ms. Courtois brings over two decades of financial expertise and is a seasoned leader in specialty retail with specifically targeted expertise in strategic financial planning & analysis and a deep understanding of asset and inventory management across prominent brands. She most recently served as Vice President of Financial Planning and Analysis at Francesca’s, following successful tenures in financial leadership roles at La Senza, Lane Bryant, and Lands’ End.

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Michael Sheridan joined as SVP, General Counsel & Corporate Secretary on June 30, 2025, overseeing all legal affairs, talent and culture, and corporate governance. During his interim role with the company over recent weeks, he has already become a trusted advisor to the CEO and leadership team. His expertise in strategy, leadership and governance coupled with his passion for culture and people will be instrumental in our next chapter of transformation. Mr. Sheridan brings over two decades of experience and a distinguished track record of legal and executive leadership at Community Brands, Ceridian and Comdata.

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Mandy Gauldin has been promoted to VP, Talent & Culture. Ms. Gauldin has been a key leader in the company’s human resources organization for eight years. Prior to joining the company in 2017, she held diverse, customer-facing team leadership roles in the consumer and retail sectors at California Closets and Estee Lauder. She brings a people-first and customer-focused vision that has been instrumental in enhancing company culture and supporting the organization through its ongoing transformation. In this role, she will shape a culture of performance and merit where accountability is clear, results are recognized, and talent is empowered to grow.

“Today’s leadership announcements reflect continued momentum in advancing our transformation,” said Amy Sullivan, CEO of Kirkland’s, Inc. “We are building a disciplined, performance-led, multi-brand operating model designed to scale profitability. As we evolve, we will continue to elevate talent, recognizing the leaders who are driving change from within and bringing in the expertise we need to go further, faster. The team we are building brings a powerful mix of fresh perspectives and deep expertise, united by a clear mandate: move faster, lead with accountability and drive meaningful outcomes. As The Brand House Collective, we’re raising expectations and building an organization that delivers results brand by brand.”

Ms. Sullivan added, “I want to express my sincere thanks to Mike Madden for his years of dedicated service and leadership during a pivotal time in Kirkland’s history. Mike has been a valued partner and a trusted voice to me and the team over the past year as we worked to rebuild our foundation and reset our strategy. We’re grateful for his contributions and wish him continued success in his next chapter.”

About Kirkland’s, Inc.

Kirkland’s, Inc. is a specialty retailer of home décor and furnishings in the United States, currently operating 312 stores in 35 states as well as an e-commerce website, www.kirklands.com, under the Kirkland’s Home brand. The Company provides its customers an engaging shopping experience characterized by a curated, affordable selection of home décor and furnishings along with inspirational design ideas. This combination of quality and stylish merchandise, value pricing and a stimulating in-store and online environment provides the Company’s customers with a unique brand experience. More information can be found at www.kirklands.com.